EXHIBIT 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS RECORD SECOND QUARTER RESULTS

- Same-store sales increased over 11%
- Net income increased 24%

CLEARWATER, FL, April 28, 2005 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced record revenue and earnings for the second quarter of fiscal 2005.

For the quarter ended March 31, 2005, revenue increased 12.9% to $228.4 million from $202.3 million for the comparable quarter last year. Same-store sales increased 11.4% or $23.1 million, compared with a 23.3% increase for the comparable quarter last year. Net income increased 24.0% to $7.0 million, or $0.39 per diluted share, from net income of $5.7 million, or $0.34 per diluted share, for the comparable quarter last year. During the quarter, the company issued 1,429,000 shares of common stock, resulting in additional shares outstanding this year versus last.

For the six-month period ended March 31, 2005, revenue grew 14.9% to $412.6 million compared with $359.0 million for the comparable period in fiscal 2004. Same-store sales increased 13.6% on top of a 35.7% increase in the year ago period. Net income was $9.8 million, or $0.57 per diluted share, an increase of 24.8% from net income of $7.9 million, or $0.48 per diluted share, for the six months ended March 31, 2004.

William H. McGill, Jr., Chairman, Chief Executive Officer, and President, stated, “Results for the second quarter and first half of fiscal 2005 reflect continued strong performance for MarineMax. We attribute the increase in revenue and earnings to strong same-store sales accelerated by a robust boat show season. At the majority of shows, we experienced increased traffic, which translated into improved sales. I think it is noteworthy that we had the strongest March results in our history. We are encouraged by these trends and are confident that MarineMax’s strategies will continue to generate growth for the foreseeable future. We believe our full-service approach, the MarineMax brand strength, superior products, and our industry leading Team afford us a competitive edge in the marketplace. Over time, these advantages should translate into continued growth for MarineMax and increased returns for our stockholders.”

Based on current business conditions, retail trends and other factors, MarineMax notes that it expects to earn $1.75 to $1.80 per diluted share for fiscal 2005.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Grady White, Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 68 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our position in the boating market; our ability to continue long-term revenue growth and increased stockholder value; and our earnings guidance for fiscal 2005. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited amounts in thousands, except share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2005	2004	2005
Revenue	$202,316	$228,384	$358,975	$412,572
Cost of sales	157,160	173,368	278,720	313,432

Gross profit	45,156	55,016	80,255	99,140
Selling, general, and administrative expenses	34,269	40,921	64,285	78,061

Income from operations	10,887	14,095	15,970	21,079
Interest expense	1,701	2,704	3,159	5,088

Income before income tax provision	9,186	11,391	12,811	15,991
Income tax provision	3,536	4,385	4,932	6,156

Net income	$5,650	$7,006	$7,879	$9,835

Basic net income per common share:	$0.36	$0.42	$0.51	$0.61

Diluted net income per common share:	$0.34	$0.39	$0.48	$0.57

Weighted average number of common shares used in computing net income per common share:
Basic	15,520,381	16,505,919	15,482,023	16,137,974

Diluted	16,728,845	17,834,520	16,504,398	17,392,389

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	March 31, 2005	March 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,928	$17,168
Accounts receivable, net	32,374	23,591
Inventories, net	354,664	284,241
Prepaid expenses and other current assets	5,046	2,737
Deferred tax assets	3,873	1,864

Total current assets	416,885	329,601
Property and equipment, net	88,164	75,884
Goodwill and other intangible assets, net	56,177	53,483
Other long-term assets	658	841

Total assets	$561,884	$459,809

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$69,505	$49,641
Customer deposits	23,426	14,740
Accrued expenses	23,668	18,778
Short-term borrowings	155,000	172,000
Current maturities of long-term debt	3,116	2,397

Total current liabilities	274,715	257,556
Deferred tax liabilities	9,982	7,550
Long-term debt, net of current maturities	21,322	18,783

Total liabilities	306,019	283,889
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at March 31, 2005 and 2004	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 17,510,836 and 15,594,483 shares issued and outstanding at March 31, 2005 and 2004, respectively	18	16
Additional paid-in capital	122,307	67,219
Deferred stock compensation	(2,775)	—
Retained earnings	136,933	108,685
Treasury Stock, at cost, 30,000 shares held at March 31, 2005	(618)	—

Total stockholders’ equity	255,865	175,920

Total liabilities and stockholders’ equity	$561,884	$459,809

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